Exhibit 10.1

SEPARATION AND TRANSITION AGREEMENT

Matthew L. Sherman, M.D.

Dear Matt:

The purpose of this letter agreement (this “Agreement”) is to confirm the terms of the remainder of your employment with Acceleron Pharma Inc. (the “Company”) and your separation from the Company. Reference is made to the letter agreement between you and the Company dated August 26, 2013, as amended by the First Amendment to the Amended and Restated Employment Agreement dated March 4, 2016 (as amended, the “Employment Agreement”). Capitalized terms that are used but not defined herein shall have the meanings ascribed to those terms in the Employment Agreement.

1.Transition Period and Separation Date.

(a)    From the date that you execute this Agreement (the “Transition Date”) through the date that your employment terminates (the “Separation Date”), you will continue to be employed by the Company on a full-time, at-will basis, and your employment will be subject to the terms and conditions of the Employment Agreement (except as stated otherwise herein). Provided that you do not resign, and that you comply in full with your obligations hereunder, it is expected that the Separation Date (the “Expected Separation Date”) will be the first regular work day that is one week after the later of (i) the date on which the Company publicly announces top line data from the phase 3 clinical study with luspatercept known as the “MEDALIST” Study, or (ii) the date on which the Company publicly announces top line data from the phase 3 clinical study with luspatercept known as the “BELIEVE” Study. The period beginning on the Transition Date and concluding on the Separation Date is hereinafter referred to as the “Transition Period”. Notwithstanding the foregoing, the parties intend that you experience a separation from service, for purposes of Section 409A (as defined below), no later than the end of calendar year 2018.
(b)    During the Transition Period, you will continue to receive your base salary, payable at the rate in effect as of the date hereof, your annual bonus compensation to the extent that you are eligible for such compensation pursuant to Company policies regarding annual bonus compensation, and to participate in all employee benefit plans of the Company in accordance with the terms of those plans. Unless expressly stated otherwise herein, the terms of your Employment Agreement remain in effect during the Transition Period. For the sake of clarity, during the Transition Period, you will continue to perform your duties and responsibilities as Chief Medical Officer and such other duties as may be assigned to you from time to time by the Chief Executive Officer (“CEO”) or his designee, and assist with the transition of your duties and responsibilities to any Company designees; provided, however, that if the Company hires a new Chief Medical Officer prior to the Separation Date, you will, as of and following the commencement of employment of such individual, resign as Chief Medical Officer, hold the title of Special Advisor to the Chief Medical Officer, or such other title as you and Company mutually agree to, and perform such duties as may be assigned to you from time to time by the new Chief Medical Officer or his designee, including assisting with the transition of your duties and responsibilities to such individual. During the Transition Period, you will continue to devote your best professional efforts to the Company, and to abide by all Company policies and procedures as in effect from time to time. It is understood and agreed that the transition and changes to your title and duties and responsibilities contemplated in this Agreement will not constitute “Good Reason” for purposes of the Employment Agreement.
(c)    The Company may terminate your employment at any time before and during the Transition Period, upon notice to you. You also may resign your employment before or during the Transition Period. If the Company terminates your employment for Cause or if you voluntarily resign during the Transition Period, you will not be eligible to receive the Severance Benefits described in Section 3 hereof. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.
(d)    Effective as of the Separation Date, you will be deemed to have resigned from any and all positions and offices that you currently hold with the Company or any of its Affiliates, and from any and all memberships you hold, as part of your employment with the Company, on any boards of directors or other governing boards of the Company or those Affiliates and any and all memberships you hold on any of the committees of any such boards, without any further action required therefor (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Separation Date, and you agree to sign and return such documents confirming the Resignations as the Company or any of its Affiliates may reasonably require. It is understood and agreed that the Company and its Affiliates will take actions in reliance on the Resignations and that the Resignations will become irrevocable on the Separation Date.
2.    Final Salary, Vacation Pay and Annual Bonus. You will receive, on the Separation Date, pay for all work you performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you earned but had not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company (the “Accrued Compensation”). On or before March 15, 2018, you will receive such annual bonus compensation for 2017 as would ordinarily be awarded to you pursuant to Company’s policies with regard to annual bonus compensation. You will receive the payments described in this Section 2 regardless of whether or not you sign this Agreement.

3.    Severance Benefits. In consideration of your acceptance of this Agreement and it becoming effective, and subject to your meeting in full your obligations hereunder, including your obligation to execute a post-employment general release of claims in the form attached hereto as Exhibit A (the “Release”), and in full consideration of any rights you may have under the Employment Agreement:

(a)    The Company will pay you your salary, at your final base rate of pay, for a period of twelve (12) months following the Separation Date (the “Severance Payments”). Severance Payments will be made in the form of salary continuation, and will begin on the next regular Company payday after the Separation Date provided the Release has become effective, and will continue to be paid to you at the Company’s regular payroll dates. The first payment will be retroactive to the day following the Separation Date. In addition, in the event that the Separation Date occurs on the Expected Separation Date, then, with respect to your employment during 2018, the Company shall pay you a one-time bonus equal to 50% of your target bonus (the “Designated Bonus”), which shall be payable on the next regular Company payday after the Separation Date provided the Release has become effective, but not later than March 15, 2019 (or such earlier date so as to qualify such amount as a short-term deferral within the meaning of Section 409A).
(b)     If you timely elect to continue participation in the Company’s group health plan and/or dental plan under federal law known as COBRA, or any successor law (“COBRA”), the Company will pay or, at its option, reimburse you, on a monthly basis for the full monthly premium cost of that participation for the twelve (12) months following the Separation Date or, if earlier, until the date you become eligible to enroll in the health (and/or, if applicable, dental and vision) plan of a new employer (the “Health Continuation Payments” and, together with the Severance Payments and the Designated Bonus, the “Severance Benefits”). Notwithstanding the foregoing, in the event that the Company’s payment of the Health Continuation Payments would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), you and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A of the Internal Revenue Code, as amended (“Section 409A”), to restructure such benefit, including, without limitation and if determined by the Company to be consistent with applicable law, by having the Company pay you an after-tax cash equivalent to the forfeited benefit.
4.    Acknowledgement of Full Payment and Withholding; Taxes.

(a)    You acknowledge and agree that the payments provided under Sections 1 and 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company or any of its Affiliates, whether for services provided to the Company or any of its Affiliates or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you.

(b)    All payments made by the Company under this Agreement (other than any Consulting Fees) shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.
(c)    It is intended that each installment of the payments and benefits provided under Section 3 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A, and regulations and other guidance issued thereunder. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. The Company has determined that you are a “specified employee” (as that term is used in Section 409A) on the Separation Date. Therefore, any and all amounts payable under this Agreement on account of your termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid to you on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii)); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A, including, without limitation, by reason of qualifying as short-term deferrals thereunder. As to any payments that are required to be so delayed hereunder, on the business day following the six-month anniversary of the Separation Date, the Company shall pay you in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid you prior to that date under Section 3 of this Agreement. To the extent required to comply with Section 409A, if the period for signing any release contemplated by this Agreement or the Consulting Agreement extends into the next taxable year, any payments or benefits that are subject to such release will not be paid until the next taxable year.

5.    Status of Employee Benefits, Paid Time Off, Expenses and Equity.

(a)    Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar applicable law, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b)    Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

(c)    As of and following the Transition Date, you acknowledge and agree that you will no longer be eligible for any grant of options to purchase common stock of the Company (“Common Stock”), restricted stock units, performance-based stock units or any other type of equity from the Company, including, without limitation, in connection with the Company’s annual equity grants to employees in the first quarter of 2018. Any options to purchase Common Stock, restricted stock units or performance-based stock units granted by the Company and held by you as of the Separation Date shall be treated as provided in Sections (b) and (c) of the Consulting Agreement in Exhibit B, to the extent applicable.

6.    Consulting Services. Effective as of the day immediately following the Separation Date, the parties will enter into the Consulting Agreement attached as Exhibit B hereto, provided that if, during the Transition Period, your employment is terminated by the Company for Cause or you resign from your employment with or without Good Reason, neither you nor the Company will have any obligation to enter into the Consulting Agreement.
7.    Continuing Obligations, Confidentiality and Non-Disparagement.

(a)    Subject to Section 9(b) of this Agreement, you acknowledge that you continue to be bound by your obligations under the Employee Confidentiality, Non-Compete and Proprietary Information Agreement (the “Employee Agreement”) by and between you and the Company, dated as of March 6, 2016 (the “Continuing Obligations”), including the restrictive covenants in Section 7 of the Employee Agreement. You acknowledge and agree that, for purposes of the Employee Agreement, the Restricted Period (as defined in the Employee Agreement) shall end on the one (1) year anniversary of the conclusion of the Consulting Period (as defined in the Consulting Agreement); provided, however, that Section 7(a) of the Employee Agreement will not apply to: (i) your service as a director on the board of directors of Pulmatrix, Inc.; or (ii) companies engaged in oncology research on products or services that the Company is not currently (as of the Separation Date) producing, researching or developing, provided that if such company is engaged in other activities that are competitive with or similar to the therapeutic, diagnostic or biological products or services of the Company you will not be employed in any division of such other company that is engaged in, or otherwise perform services with respect to, activities that are competitive with or similar to the therapeutic, diagnostic, or biological products or services of the Company.
(b)    Subject to Section 9(b) of this Agreement, you agree that you will never disparage or criticize any of the Released Parties (as defined below), the Company, its Affiliates, their business, their management or their products or services, and that you will not otherwise do or say anything that harms or could reasonably be expected to harm the interests or reputation of the Company or any of its Affiliates.

8.    Return of Company Documents and Other Property. In signing this Agreement, you agree that you will return to the Company, on or before the Separation Date, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control, except as may be necessary to perform your duties under the Consulting Agreement. Further, you agree that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates, except as may be necessary to perform your duties under the Consulting Agreement. Recognizing that your employment with the Company will terminate as of the Separation Date, you agree that you will not, following the Separation Date, for any purpose except to perform your duties under the Consulting Agreement, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, you agree to disclose to the Company, on or before the Separation Date, any and all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

9.    General Release of Claims.

(a)    In exchange for the payments and benefits provided to you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that you have had in the past, now have, or might now have, in each case arising on or before the date you sign this Agreement, in any way related to, connected with or arising out of your employment or other associations with the Company or any of its Affiliates or the termination of the same or the Employment Agreement or pursuant to the wage and hour, wage payment and fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and you hereby waive, any and all such Claims; provided that this does not release (i) claims for indemnification in your capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, Bylaws or written agreement to which you are a party, if any, providing for director or officer indemnification (including any director and officer insurance policy), or under applicable law; (ii) rights to receive insurance payments under any policy maintained by the Company; (iii) rights to receive any retirement benefits that are accrued and fully vested at the time of your termination; (iv) any other claims to vested benefits; (v) claims that cannot be released by law; and (vi) claims to enforce this Agreement.

(b)    Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

(c)    In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity before signing this Agreement, to consider its terms and to consult with members of your immediate family and your legal and financial advisors; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(d)    You agree to sign the Release by the later of seven (7) days following the Separation Date and twenty-one (21) days following the date hereof (and in no event before the Separation Date). You further agree that a signed and unrevoked Release is an express condition to your receipt and retention of the Severance Benefits described in Section 3 above.

10.    Miscellaneous.

(a)    This Agreement together with the Consulting Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations, those provisions of the Employment Agreement that remain operative until the Separation Date, and your rights and obligations with respect to any equity awards you hold as of the date hereof, all of which shall remain in full force and effect in accordance with their terms, except as expressly amended herein.

(b)    This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the CEO of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c)    The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and of the Continuing Obligations.

(d)    This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You and the Company agree to submit to the exclusive jurisdiction of the courts of and in the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement.
(e)    In the event of your death, any payments or benefits owed to you hereunder will, except as otherwise provided in any equity plan or agreement, be provided to your designated beneficiary or, if no such beneficiary has been designated in a writing received by the Company, to your estate.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me. This Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above as of the date of the last signature below.

Sincerely,
Acceleron Pharma Inc.

By:    /s/ Habib Dable
Name: Habib Dable
Title: President and Chief Executive Officer

Date:      1/2/18

Accepted and agreed:

Signature:    /s/ Matthew L. Sherman, M.D.
Matthew L. Sherman, M.D.

Date:      2 Jan 2018

Exhibit A
Post-Employment General Release of Claims

For and in consideration of certain payments and benefits to be provided to me under the Separation and Transition Agreement between me and Acceleron Pharma Inc. (the “Company”), dated as of January 2, 2018 (the “Agreement”), which are conditioned on my signing this Post-Employment General Release of Claims (this “Release of Claims”) and on my compliance with the Continuing Obligations, and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company and its Affiliates (as defined in the Agreement), and all of their respective past, present and future officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, suits, rights and claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which I now have or ever have had against the Released Parties, or any of them, in each case arising on or before the date I sign this Agreement, in any way related to, connected with or arising out of my employment or other associations with the Company or any of its Affiliates or the termination of the same or the Employment Agreement (as defined in the Agreement) or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws of the state or states in which I have provided services to the Company (each as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that I sign this Release of Claims, and I hereby waive all such Claims; provided that this does not release (i) claims for indemnification in my capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, Bylaws or written agreement to which I am a party, if any, providing for director or officer indemnification (including any director and officer insurance policy), or under applicable law; (ii) rights to receive insurance payments under any policy maintained by the Company; (iii) rights to receive any retirement benefits that are accrued and fully vested at the time of my termination; (iv) any other claims to vested benefits; (v) claims that cannot be released by law; and (vi) claims to enforce the Agreement.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by me or by anyone else on my behalf. I further understand that nothing contained herein limits, restricts or in any other way affects my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

I represent and warrant that, in accordance with Section 8 of the Agreement, I have returned to the Company any and all documents and other property of the Company and its Affiliates that I had in my possession, custody or control on the date my employment with the Company terminated and that I have retained no such property, except as expressly permitted in the Agreement. Without limiting the foregoing, I also represent and warrant that I have retained no copy of any such documents, materials or information, except as expressly permitted in the Agreement.

I acknowledge that this Release of Claims creates legally binding obligations, and that the Company hereby advises me to consult an attorney before signing it. I further acknowledge that I may not sign this Release of Claims prior to the Separation Date (as such term is defined in the Agreement). In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than twenty-one (21) days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so, or to consult with members of my immediate family and my legal and financial advisors; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to the Company’s General Counsel prior to the end of the seven (7)-day revocation period. I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence.

Accepted and agreed:

Signature:    ____________________________
Matthew L. Sherman, M.D.

Date:     ____________________________

Exhibit B
Consulting Agreement

Pursuant to the Separation and Transition Agreement dated January 2, 2018 (“the Agreement”), this Consulting Agreement is entered into effective ________________ by and between Acceleron Pharma Inc. (“the Company”) and Matthew L. Sherman, M.D. (“Consultant”). Capitalized terms that are used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

(a)    For a period beginning on the date hereof and continuing for twelve (12) months from the date hereof (the “Expected Term”), unless earlier terminated in accordance with Section (c) below (the “Consulting Period”), Consultant will provide advisory consulting services (in the aggregate, “Services”) to the Company, as reasonably requested by the CEO or his designee, on a part-time basis. Consultant shall be expected to devote an average of 40 hours per month, at the Company’s discretion, which shall total no more than 480 hours over the twelve (12) month Expected Term, to the performance of the Services. Consultant shall meet with the CEO or his designee upon reasonable written notice no less than once per quarter for an evaluation of the Services and a determination of whether the Services are being performed with the standard of professional skill and care customarily provided in the performance of such services (the “Performance Standard”). The parties agree that Consultant’s threshold hourly commitment is less than 20% of the average level of services Consultant performed as an employee in the 36 months prior to his separation from employment with the Company.
(b)    During the Consulting Period, the Company will pay Consultant a consulting fee at the rate of $5,000 per month (the “Consulting Fee”), payable in arrears thirty (30) days after the end of the month, and pro-rated for any partial month of Services. Consultant will also be reimbursed for expenses consistent with Company policy and will be reimbursed for such expenses within thirty (30) days after submission of an expense report identifying the expenses incurred pursuant to the Company’s regular business practice. Consultant’s receipt of the last monthly installment of the Consulting Fee will be conditioned on Consultant’s execution, return and non-revocation of a post-consultancy general release of clams in the form attached hereto as Schedule 1 (the “Post-Consultancy Release”) within thirty (30) days following the date of termination or expiration of the Consulting Period. During the Consulting Period any unvested options to purchase Common Stock, restricted stock units or performance-based restricted stock units granted by the Company and held by Consultant as of the Separation Date (in the aggregate, the “Awards”) shall continue to vest in accordance with and be governed by the terms of their respective award agreements, the applicable equity plan under which such Awards were granted and any agreements or other requirements applicable to such Awards (collectively, the “Equity Documents”), provided that the definition of “Employment” thereunder shall be deemed to include Consultant’s services hereunder as a consultant.
(c)    The Company may terminate the Consulting Period, and the Services, at any time; provided, however, that if such termination occurs prior to the conclusion of the Expected Term and is not (i) for Cause, (ii) as a result of Consultant’s breach of the Agreement or the Employee

Agreement (as defined in the Agreement) that (if capable of cure) is not cured after written notice and 10-day cure period or (iii) as a result of Consultant’s substantial failure to perform the Services (which substantial failure includes, without limitation, Consultant’s unavailability or other inability to provide Services for up to 40 hours per month) or Consultant’s failure to satisfy the Performance Standard that, in each case, (if capable of cure) is not cured after written notice and a 10-day notice cure period (such termination not covered by (i), (ii) or (iii), an “Eligible Termination”), subject to Consultant’s timely execution, return and non-revocation of the Post-Consultancy Release, any portion of the Awards that are outstanding on the date of such termination and that would have vested solely due to the passage of time between the Separation Date and the conclusion of the Expected Term will immediately vest as of the effective date of the Post-Consultancy Release. With respect to any options to purchase Common Stock that vest under this subsection (c), as well as any other options that Consultant may hold at the time of a termination of Consultant’s service with the Company, Consultant shall have the time period set forth in the award agreements evidencing such options and the applicable equity plan under which such options were granted to exercise such options and, to the extent such options are not exercised within that time period, they will immediately terminate at the end of such period.
(d)    [This section intentionally left blank.]
(e)    Consultant and the Company expressly agree that, in providing Services to the Company under this Agreement, Consultant will be an independent contractor and will not be an employee or agent of the Company or any of its Affiliates. Consultant acknowledges and agrees that, as an independent contractor, Consultant will be solely responsible for the withholding and payment of all federal, state and local income taxes, Social Security and Medicare taxes, and any and all other legally-required payments on sums paid to Consultant hereunder (collectively, the “Tax Obligations”). The Company will provide Consultant with an IRS Form 1099 evidencing all Consulting Fees. Consultant further acknowledges and agrees that, except as provided in Section 3(b) and 5(a) of the Agreement, neither Consultant nor any individual claiming through Consultant will be eligible to participate in any plan, program or arrangement maintained by the Company or any of its Affiliates that provides for bonus, incentive or other compensation or employee benefits (collectively, the “Plans”). Except as provided in Section 3(b) and 5(a) of the Agreement, Consultant hereby waives any and all rights to participate in, or receive benefits under, any of the Plans, and Consultant agrees not to make any claim under any of the Plans. Consultant further agrees to indemnify and hold harmless the Company, its Affiliates, the Plans, and all those connected with them from any and all liabilities arising out of any claims under any of the Plans by Consultant or by anyone claiming through Consultant or incurred as a result of Consultant’s failure to meet the Tax Obligations.
(f)    Consultant is free to accept engagements from others during the Consulting Period, as long as those engagements do not materially interfere with providing services under this Agreement or violate any of Consultant’s obligations hereunder or under the Agreement, including the Continuing Obligations (as defined in the Agreement). Consultant acknowledges and agrees that, during the Consulting Period, Consultant will continue to be bound by the Continuing Obligations (as amended by Section 7(a) of the Agreement), and any Confidential Information (as defined in the Employee Agreement) that Consultant learns of or receives or Inventions (as defined in the Employee Agreement) that Consultant creates during the Consulting Period shall also be subject to the non-disclosure and assignment obligations in Sections 2 and 5 of the Employee Agreement.
(g)    This Consulting Agreement shall be binding on the successors and assigns of the Company, and in the event of Consultant’s death, any payments or benefits owed to Consultant hereunder will, except as otherwise provided in any equity plan or agreement, be provided to Consultant’s designated beneficiary or, if no such beneficiary has been designated in a writing received by the Company, to Consultant’s estate.
(h)    This Consulting Agreement together with the Agreement constitutes the entire agreement between Consultant and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to Consultant’s employment or other service relationship with the Company, its termination and all related matters, excluding only the Continuing Obligations, and Consultant’s rights and obligations with respect to any equity awards Consultant holds as of the date hereof, all of which shall remain in full force and effect in accordance with their terms except as expressly amended herein or in the Agreement.
(i)    This Consulting Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Consultant and the CEO of the Company or his expressly authorized designee. The captions and headings in this Consulting Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Consulting Agreement.

(j)    The obligation of the Company to make payments or provide benefits to the Consultant or on his behalf under this Consulting Agreement, and the Consultant’s right to retain the same, is expressly conditioned upon the Consultant’s continued full performance of his obligations under this Consulting Agreement and the Agreement and of the Continuing Obligations.

(k)    This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. The parties agree to submit to the exclusive jurisdiction of the courts of and in the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

Acceleron Pharma Inc.

By:    _______________________________
Name: Habib Dable
Title: President and Chief Executive Officer

Date:      ____________________________

__________________________
Matthew L. Sherman, M.D.

Date:     ____________________________

Schedule 1
Post-Consultancy General Release of Claims

For and in consideration of certain payments and benefits to be provided to me under the Separation and Transition Agreement between me and Acceleron Pharma Inc. (the “Company”), dated as of January 2, 2018 (the “Agreement”) and the Consulting Agreement between me and the Company, dated as of ________________ (the “Consulting Agreement”), which are conditioned on my signing this Post-Consultancy General Release of Claims (this “Release of Claims”) and on my compliance with the Continuing Obligations, and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company and its Affiliates (as defined in the Agreement), and all of their respective past, present and future officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, suits, rights and claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which I now have or ever have had against the Released Parties, or any of them, in each case arising on or before the date I sign this Release of Claims, in any way related to, connected with or arising out of my associations with the Company or any of its Affiliates, or pursuant to the wage and hour, wage payment and fair employment practices laws of the state or states in which I have provided services to the Company (each as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that I sign this Release of Claims, and I hereby waive all such Claims; provided that this does not release (i) claims for indemnification in my capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, Bylaws or written agreement to which I am a party, if any, providing for director or officer indemnification (including any director and officer insurance policy), or under applicable law; (ii) rights to receive insurance payments under any policy maintained by the Company; (iii) rights to receive any retirement benefits that are accrued and fully vested at the time of my termination; (iv) any other claims to vested benefits; (v) claims that cannot be released by law; and (vi) claims to enforce the Agreement.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by me or by anyone else on my behalf. I further understand that nothing contained herein limits, restricts or in any other way affects my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

I represent and warrant that, in accordance with Section 8 of the Agreement, I have returned to the Company any and all documents and other property of the Company and its Affiliates that I had in my possession, custody or control and that I have retained no such property. Without limiting the foregoing, I also represent and warrant that I have retained no copy of any such documents, materials or information.

I further acknowledge that I may not sign this Release of Claims prior to the conclusion of the Consulting Period (as such term is defined in the Consulting Agreement). In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity to consult with members of my immediate family and my legal and financial advisors; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims.

Accepted and agreed:

Signature:    ____________________________
Matthew L. Sherman, M.D.

Date:     ____________________________